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Exhibit 2.4

Guarantee Deed Poll

Coles Myer Ltd.

ABN 11 004 089 936

101 Collins Street Melbourne Victoria 3000 Australia

Telephone +61 3 9288 1234 Facsimile +61 3 9288 1567

www.freehills.com DX 240 Melbourne

SYDNEY MELBOURNE PERTH BRISBANE HANOI HO CHI MINH CITY SINGAPORE

Correspondent Offices JAKARTA KUALA LUMPUR

Liability limited by the Solicitors’ Limitation of Liability Scheme, approved under the

Professional Standards Act 1994 (NSW)

Reference AJB:VC

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This deed poll of guarantee

is made on 18 MAY 2005 by:

Coles Myer Ltd.

ABN 11 004 089 936

of 800 Toorak Road, Tooronga, Victoria, 3146

(Guarantor)

In favour of:

Each Finance Party from time to time and for the time being

Recitals:

A.	Each Finance Party, at the request of the Guarantor, has agreed to enter into, and to provide financial accommodation to the Transaction Parties and Approved Subsidiaries under a Finance Document.

B.	The Guarantor has authorised the giving of this Guarantee in respect of the payment of all sums payable from time to time by the Transaction Parties and Approved Subsidiaries to the Finance Parties under the Finance Documents.

This deed poll witnesses as follows:

1	Definitions and interpretation

1.1	Definitions

Common Provisions Deed means the deed poll entitled “Common Provisions Deed Poll” made on or about the date of this deed poll by the Debtor and Guarantor in favour of each Finance Party from time to time and for the time being.

1.2	Incorporated definitions

Unless otherwise defined under this deed poll, all terms that are defined in the Common Provisions Deed will bear the same meaning when used in this deed poll.

1.3	Interpretation

Clause 1.2 of the Common Provisions Deed applies to this deed as if set out in full in this deed.

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2	Guarantee

2.1	Guarantee

The Guarantor unconditionally and, subject to clause 3.2, irrevocably guarantees to each Finance Party the payment of the Outstanding Moneys of that Finance Party.

2.2	Payment

(a)	The Guarantor agrees to pay a Finance Party, upon demand by that Finance Party, the Outstanding Moneys then due and payable to that Finance Party (after the expiry of any applicable grace period) in the same manner and currency as those Outstanding Moneys are required to be paid.

(b)	A demand under clause 2.2(a) may be made at any time and from time to time.

2.3	Indemnity

The Guarantor unconditionally and irrevocably agrees that if for any reason any of the Outstanding Moneys of a Finance Party are not recoverable from the Guarantor as surety under this deed poll, those Outstanding Moneys will nevertheless be recoverable by that Finance Party from the Guarantor by way of indemnity as if it were the sole principal debtor in respect of such sum.

3	Preservation of rights

3.1	Guarantee an additional and independent security

The obligations of the Guarantor under this deed poll are in addition to and are independent of every other security (including any other guarantee) which any Finance Party may at any time hold in respect of the Outstanding Moneys of that Finance Party.

3.2	Continuing obligations

The obligations of the Guarantor under this deed poll are continuing obligations of the Guarantor in respect of a Finance Party, despite:

(a)	any settlement of account; or

(b)	the occurrence of any other thing,

and remains in full force and effect until:

(c)	all the Outstanding Moneys of that Finance Party have been paid in full; and

(d)	there is total satisfaction of all the Transaction Parties’ or Approved Subsidiaries’ actual and contingent obligations under the Finance Documents.

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3.3	Unconditional nature of obligations

(a)	The obligations of the Guarantor under this deed poll are not released or discharged or otherwise affected by anything which but for this provision might have that effect, including:

(1)	the grant to any Transaction Party or an Approved Subsidiary at any time, of a waiver, covenant not to sue or other indulgence;

(2)	the release (including a release as part of any novation) or discharge of any Transaction Party or an Approved Subsidiary;

(3)	the cessation of the obligations, in whole or in part, of any Transaction Party or an Approved Subsidiary under a Finance Document;

(4)	the liquidation of any Transaction Party or an Approved Subsidiary;

(5)	any arrangement, composition or compromise entered into by a Finance Party, any Transaction Party or any Approved Subsidiary;

(6)	a Finance Document being in whole or in part illegal, void, voidable, avoided, unenforceable or otherwise of limited force or effect;

(7)	any extinguishment, failure, loss, release, discharge, abandonment, impairment, compounding, composition or compromise, in whole or in part of a Finance Document;

(8)	any collateral security being given to a Finance Party by any Transaction Party or any Approved Subsidiary;

(9)	any alteration, amendment, variation, supplement, renewal or replacement of a Finance Document;

(10)	any moratorium or other suspension of any Power;

(11)	a Finance Party exercising or enforcing, delaying or refraining from exercising or enforcing, or being not entitled or unable to exercise or enforce any Power;

(12)	a Finance Party obtaining a judgment against any Transaction Party or any Approved Subsidiary for the payment of any of the Outstanding Moneys;

(13)	any transaction, agreement or arrangement that may take place with a Finance Party, any Transaction Party or any Approved Subsidiary;

(14)	any payment to a Finance Party, including any payment which at the payment date or at any time after the payment date is in whole or in part illegal, void, voidable, avoided or unenforceable;

(15)	any failure to give effective notice to any Transaction Party, any Approved Subsidiary or any other person of any default under a Finance Document;

(16)	any legal limitation, disability or incapacity of any Transaction Party or any Approved Subsidiary;

(17)	any breach of a Finance Document;

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(18)	the acceptance of the repudiation of, or termination of a Finance Document;

(19)	any Outstanding Moneys being irrecoverable for any reason;

(20)	any disclaimer by any Transaction Party or any Approved Subsidiary of a Finance Document;

(21)	any assignment, novation, assumption or transfer of, or other dealing with, any Powers or any other rights or obligations under a Finance Document;

(22)	the opening of a new account of any Transaction Party or any Approved Subsidiary with a Finance Party or any transaction on or relating to the new account;

(23)	any prejudice (including material prejudice) to any person as a result of:

(A)	any thing done or omitted by a Finance Party, any Transaction Party or any Approved Subsidiary;

(B)	a Finance Party or any other person selling or realising any property the subject of a collateral security at less than the best price;

(C)	any failure or neglect by a Finance Party to recover the Outstanding Moneys from any Transaction Party or any Approved Subsidiary or by the realisation of any property the subject of a collateral security; or

(D)	any other thing;

(24)	the receipt by a Finance Party of any dividend, distribution or other payment in respect of any liquidation; or

(25)	any other act, omission, matter or thing whether negligent or not.

(b)	Clause 3.3(a) applies irrespective of:

(1)	the consent or knowledge or lack of consent or knowledge, of a Finance Party, any Transaction Party or any Approved Subsidiary of any event described in clause 3.3(a); or

(2)	any rule of law or equity to the contrary.

3.4	Conditional settlement

If any payment received by a Finance Party pursuant to the provisions of this deed poll will, on the subsequent bankruptcy, insolvency, corporate reorganisation or other similar event of or affecting a Transaction Party or any Approved Subsidiary, be avoided or set aside under any laws relating to bankruptcy, insolvency, corporate reorganisation or other such similar event:

(a)	such payment will not be considered as discharging or diminishing the liability of the Guarantor; and

(b)	this deed poll will continue to apply as if such payment had at all times remained owing by the Transaction Party or the Approved Subsidiary.

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3.5	Waiver

A Finance Party will not be obliged before exercising any of the rights, powers or remedies conferred upon it by this deed poll or by law:

(a)	to make any demand on the Debtor or any Approved Subsidiary;

(b)	to take any action or obtain judgment in any court against the Debtor;

(c)	to make or file any claim or proof in a winding-up or dissolution of the Debtor; or

(d)	to enforce or seek to enforce any other security which any Finance Party may at any time hold in respect of the Outstanding Moneys of that Finance Party.

3.6	No competition

(a)	Until the Outstanding Moneys of a Finance Party have been fully paid and this deed poll has been finally discharged, the Guarantor is not entitled to:

(1)	be subrogated to the Finance Party;

(2)	claim or receive the benefit of:

(A)	any Encumbrance, Guarantee or other document or agreement of which the Finance Party has the benefit;

(B)	any moneys held by the Finance Party; or

(C)	any Power;

(3)	either directly or indirectly to prove in, claim or receive the benefit of any distribution, dividend or payment arising out of or relating to the liquidation of any Transaction Party or any Approved Subsidiary liable to pay those Outstanding Moneys, except in accordance with clause 3.6(b);

(4)	make a claim or exercise or enforce any right, power or remedy (including, but not limited to, under an Encumbrance or Guarantee or by way of contribution) against any Transaction Party or any Approved Subsidiary liable to pay those Outstanding Moneys;

(5)	accept, procure the grant of or allow to exist any Encumbrance in favour of the Guarantor from any Transaction Party or any Approved Subsidiary liable to pay those Outstanding Moneys;

(6)	exercise or attempt to exercise any right of set-off against, or realise any Encumbrance taken from, any Transaction Party or any Approved Subsidiary liable to pay those Outstanding Moneys; or

(7)	raise any defence or counterclaim in reduction or discharge of its obligations under this deed poll.

(b)	If required by a Finance Party, the Guarantor must prove in any liquidation of any Transaction Party or any Approved Subsidiary liable to pay those Outstanding Moneys for all money owed to the Guarantor.

(c)	All money recovered by the Guarantor from any liquidation or under any Encumbrance or Guarantee from any Transaction Party or any Approved

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Subsidiary liable to pay the Outstanding Moneys of a Finance Party must be received and held by the Guarantor for the Finance Party to the extent of the unsatisfied liability of the Guarantor under this clause 3.6.

(d)	The Guarantor must not do or seek, attempt or purport to do anything referred to in clause 3.6(a).

4	Suspense Account

4.1	Retention of moneys

(a)	A Finance Party may apply to the credit of a suspense account any:

(1)	amounts received under this deed poll;

(2)	dividends, distributions or other amounts received in respect of the Outstanding Moneys of that Finance Party in any liquidation; and

(3)	other amounts received by a Transaction Party or any Approved Subsidiary in respect of the Outstanding Moneys of that Finance Party.

(b)	A Finance Party may retain the amounts in the suspense account for as long as it determines and is not obliged to apply them in or towards satisfaction of the Outstanding Moneys of that Finance Party.

4.2	Payments in gross

A Finance Party may apply any amounts received by it or recovered under any other document or agreement which is a security for any of the Outstanding Moneys of that Finance Party and any other money in the manner it determines in its absolute discretion.

4.3	Proof by Finance Party

In the event of the liquidation of the Guarantor a Finance Party will be entitled to prove for the Outstanding Moneys of that Finance Party.

5	Notices

5.1	Form of and address for communications

Any demand or other communication to be made by a Finance Party to the Guarantor must be made in writing but may be made by telex, letter or by facsimile transmission. Any such demand or communication shall be made or delivered to the Guarantor (marked for the attention of the Chief Financial Officer) at its registered office for the time being) and will be effective only when received by the Guarantor at such place.

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6	Benefit of deed poll

This deed poll will enure to the benefit of each present and future Finance Party, whether or not presently contemplated or existing, severally.

7	Governing law and jurisdiction

(a)	This deed poll is governed by the laws of Victoria.

(b)	The Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria.

Executed by the Guarantor as a deed poll:

Signed sealed and delivered

for Coles Myer Ltd. by its

attorney in the presence of:

H Dyson	F Mackenzie
Witness	Attorney

HELEN DYSON	FRASER MACKENZIE
Name (please print)	Name (please print)